Pricing Supplement No. 15,361

Registration Statement Nos. 333-293641; 333-293641-01

Dated April 29, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Step-Up Jump Notes with Auto-Callable Feature due May 4, 2033

Based on the Performance of the BlackRock Adaptive U.S. Equity 5% Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the then-applicable call threshold level on any determination date for an early redemption payment that will increase over the term of the notes. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is greater than the initial level, investors will receive the stated principal amount plus the upside payment. If, however, the final level is equal to or less than the initial level, investors will receive only the stated principal amount at maturity.

￭The notes are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the repayment of principal at maturity and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$217,000
Underlier:	BlackRock Adaptive U.S. Equity 5% Index (the “underlying index”)
Strike date:	April 29, 2026
Pricing date:	April 29, 2026
Original issue date:	May 4, 2026
Observation date:	April 29, 2033, subject to postponement for non-trading days and certain market disruption events
Maturity date:	May 4, 2033
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$937.30 per note. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per note	$1,000	$25	$975
Total	$217,000	$5,425	$211,575

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

Terms continued from the previous page
Automatic early redemption:

The notes are not subject to automatic early redemption until the first determination date. If, on any determination date, the closing level of the underlier is greater than or equal to the then-applicable call threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been automatically redeemed.

The notes will not be redeemed on any early redemption date if the closing level of the underlier is less than the then-applicable call threshold level on the related determination date.

First determination date:	April 29, 2027. Under no circumstances will the notes be redeemed prior to the first determination date.
Determination dates:

As set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below, subject to postponement for non-trading days and certain market disruption events

Early redemption payment:

The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 9.00% per annum, as set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below.

Early redemption dates:	As set forth under “Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments” below
Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than the initial level:

stated principal amount + upside payment

•If the final level is equal to or less than the initial level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Final level:	The closing level of the underlier on the observation date
Initial level:	1,089.37, which is the closing level of the underlier on the strike date
Upside payment:	stated principal amount × participation rate × underlier percent change
Participation rate:	100%
Underlier percent change:	(final level – initial level) / initial level
CUSIP:	61781ER32
ISIN:	US61781ER320
Listing:	The notes will not be listed on any securities exchange.

Determination Dates, Call Threshold Levels, Early Redemption Dates and Early Redemption Payments

Determination Date		Call Threshold Level	Early Redemption Date	Early Redemption Payment (per Note)
#1	April 29, 2027	1,111.157, which is approximately 102.00% of the initial level	May 4, 2027	$1,090
#2	April 28, 2028	1,119.328, which is approximately 102.75% of the initial level	May 3, 2028	$1,180
#3	April 30, 2029	1,127.498, which is approximately 103.50% of the initial level	May 3, 2029	$1,270
#4	April 29, 2030	1,135.668, which is approximately 104.25% of the initial level	May 2, 2030	$1,360
#5	April 29, 2031	1,143.839, which is approximately 105.00% of the initial level	May 2, 2031	$1,450
#6	April 29, 2032	1,152.009, which is approximately 105.75% of the initial level	May 4, 2032	$1,540

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. Our estimate of the value of the notes as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to a determination date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the observation date. The actual initial level and call threshold levels were determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Early redemption payment:	The early redemption payment with respect to a determination date will be an amount in cash per stated principal amount corresponding to a return of approximately 9.00% per annum, as follows:
	Determination Date	Hypothetical Call Threshold Level:	Payment per Note
	#1	102.00, which is 102.00% of the initial level	$1,090
	#2	102.75, which is 102.75% of the initial level	$1,180
	#3	103.50, which is 103.50% of the initial level	$1,270
	#4	104.25, which is 104.25% of the initial level	$1,360
	#5	105.00, which is 105.00% of the initial level	$1,450
	#6	105.75, which is 105.75% of the initial level	$1,540
	No further payments will be made on the notes once they have been automatically redeemed.
Participation rate:	100%

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

How to determine whether the notes will be automatically redeemed with respect to a determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Determination Date #1	100.50 (less than the then-applicable call threshold level)	N/A
Hypothetical Determination Date #2	105.00 (greater than or equal to the then-applicable call threshold level)	$1,180

On hypothetical determination date #1, because the closing level of the underlier is less than the then-applicable call threshold level, the notes are not automatically redeemed on the related early redemption date.

On hypothetical determination date #2, because the closing level of the underlier is greater than or equal to the then-applicable call threshold level, the notes are automatically redeemed on the related early redemption date for an early redemption payment corresponding to a return of approximately 9.00% per annum. No further payments are made on the notes once they have been automatically redeemed.

If the closing level of the underlier is less than the then-applicable call threshold level on each determination date, the notes will not be automatically redeemed prior to maturity.

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	110.00 (greater than the initial level)	stated principal amount + upside payment = stated principal amount + (stated principal amount × participation rate × underlier percent change) = $1,000 + ($1,000 × 100% × 10%) = $1,100
Example #2	80.00 (equal to or less than the initial level)	$1,000

In example #1, the final level is greater than the initial level. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the underlier over the term of the notes.

In example #2, the final level is equal to or less than the initial level. Therefore, investors receive at maturity the stated principal amount.

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the notes have not been automatically redeemed prior to maturity and the final level is equal to or less than the initial level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the notes have not been automatically redeemed prior to maturity and the final level is equal to or less than the initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each determination date. If the closing level of the underlier is greater than or equal to the then-applicable call threshold level on any determination date, the appreciation potential of the notes is limited by the applicable fixed early redemption payment, and no further payments will be made on the notes once they have been redeemed. If the notes are automatically redeemed prior to maturity, you will not participate in any appreciation of the underlier.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equity markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in the component securities of the underlier;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the initial level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the then-applicable call threshold level on any determination date, or that the final level will be greater than the initial level, so that you will receive a payment on the notes that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the securities offered by this pricing supplement prior to maturity. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the security. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oAdjustments to an underlying index could adversely affect the value of the notes.

￭There are risks associated with the BlackRock Adaptive U.S. Equity 5% Index.

oThe level of the BlackRock Adaptive U.S. Equity 5% Index can go down as well as up. There can be no assurance that the BlackRock Adaptive U.S. Equity 5% Index will achieve positive returns. The BlackRock Adaptive U.S. Equity 5% Index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying assets to track from among one equity ETF, three fixed income ETFs and a cash component. The performance of the BlackRock Adaptive U.S. Equity 5% Index will depend on the performance of that hypothetical portfolio, reduced by both a daily decrement of 0.50% per annum and the Effective Federal Funds Rate. The cash component will generate no return. If the hypothetical portfolio declines in value, the BlackRock Adaptive U.S. Equity 5% Index value will also decline. Even if the hypothetical portfolio increases in value, the BlackRock Adaptive U.S. Equity 5% Index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of both the daily decrement of 0.50% per annum and the Interest Rate Reduction. Accordingly, no assurance can be given that the BlackRock Adaptive U.S. Equity 5% Index will be successful or outperform any alternative strategy that might be employed in respect of the BAUSE5X Index Constituents.

oLow volatility in the BlackRock Adaptive U.S. Equity 5% Index is not synonymous with low risk in an investment linked to the BlackRock Adaptive U.S. Equity 5% Index.

oWhile the BlackRock Adaptive U.S. Equity 5% Index has a target volatility of 5%, there can be no guarantee, even though the BlackRock Adaptive U.S. Equity 5% Index is rebalanced daily, that the realized volatility of the BlackRock Adaptive U.S. Equity 5% Index will not be less than or greater than 5%. Although the BlackRock Adaptive U.S. Equity 5% Index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag of one business day associated with the BlackRock Adaptive U.S. Equity 5% Index’s volatility control adjustments. During the intervening period, if the increased volatility is associated with a significant decline in the value of the Index Components, the BlackRock Adaptive U.S. Equity 5% Index may in turn experience a significant decline without the reduction in exposure to the Index Components that the volatility control feature is intended to trigger. Moreover, the Index Components during the earlier part of the relevant volatility period may be different than the current Index Components, and if the earlier Index Components were significantly less volatile than the current Index Components, the BlackRock Adaptive U.S. Equity 5% Index may be slow to adjust to significant volatility in the current Index Components. Furthermore, the fact that the BlackRock Adaptive U.S. Equity 5% Index applies a 5% volatility constraint in the selection of the Index Components is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. The BlackRock Adaptive U.S. Equity 5% Index may experience greater or lesser volatility in the future because future market conditions may differ from past market conditions.

oThere can be no assurance that the actual volatility of the BlackRock Adaptive U.S. Equity 5% Index will be lower than the volatility of any or all of the BAUSE5X Index Constituents. The BlackRock Adaptive U.S. Equity 5% Index’s exposure to each BAUSE5X Index Constituent is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the BlackRock Adaptive U.S. Equity 5% Index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the BlackRock Adaptive U.S. Equity 5% Index will achieve the target volatility in any BAUSE5X Index Constituent or overall for any given period of time. The actual volatility achieved by the BlackRock Adaptive U.S. Equity 5% Index overall, as well as the volatility achieved for each BAUSE5X Index Constituent, will likely differ–perhaps significantly–from the BAUSE5X Index Target Volatility.

oThe volatility-targeting feature of the BlackRock Adaptive U.S. Equity 5% Index may dampen its performance in bullish markets. The BlackRock Adaptive U.S. Equity 5% Index is designed to achieve a target volatility of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the BAUSE5X Index Target Volatility, the adjustments to the BAUSE5X Index Constituents through daily rebalancing might dampen the performance of the BlackRock Adaptive U.S. Equity 5% Index. The selection of the BAUSE5X Index Constituents, as well as the volatility-targeting feature, may cause the BlackRock Adaptive U.S. Equity 5% Index to underperform one or more of the BAUSE5X Index Constituents.

oThe value of the BlackRock Adaptive U.S. Equity 5% Index and any instrument linked to the BlackRock Adaptive U.S. Equity 5% Index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the BAUSE5X Index Constituents can vary significantly, and no assurance can be given as to the allocation of any BAUSE5X Index Constituent at any time.

oNo assurance can be given that the investment strategy used to construct the BlackRock Adaptive U.S. Equity 5% Index will achieve its intended results or that the BlackRock Adaptive U.S. Equity 5% Index will be successful or will outperform any alternative index or strategy that might reference the BAUSE5X Index Constituents. No assurance can be given that the investment strategy on which the BlackRock Adaptive U.S. Equity 5% Index is based will

Morgan Stanley Finance LLC

Step-Up Jump Notes with Auto-Callable Feature

be successful or that the BlackRock Adaptive U.S. Equity 5% Index will outperform any alternative strategy that might be employed with respect to the BAUSE5X Index Constituents. The BlackRock Adaptive U.S. Equity 5% Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

oChanges in the value of the BAUSE5X Index Constituents may offset each other. Because the BAUSE5X Index Constituents represent equities, bonds and cash, price movements of BAUSE5X Index Constituents representing different asset classes or may not correlate with each other. At a time when the value of an BAUSE5X Index Constituent representing a particular asset class increases, the value of other BAUSE5X Index Constituents representing different asset classes may not increase as much or may decline. Therefore, in calculating the level of the BlackRock Adaptive U.S. Equity 5% Index, increases in the value of some of the BAUSE5X Index Constituents may be moderated, or more than offset, by lesser increases or declines in the level of other BAUSE5X Index Constituents.

oThe BlackRock Adaptive U.S. Equity 5% Index was established on March 13, 2023, and therefore has limited actual operating history. The performances of the BlackRock Adaptive U.S. Equity 5% Index and some of the component data have been retrospectively simulated prior to March 13, 2023. As such, performance for periods prior to the establishment of the BlackRock Adaptive U.S. Equity 5% Index has been retrospectively simulated by the underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the BlackRock Adaptive U.S. Equity 5% Index existed at any time during the period of the retrospective simulation. The methodology and the BlackRock Adaptive U.S. Equity 5% Index used for the calculation and retrospective simulation of the BlackRock Adaptive U.S. Equity 5% Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

oAs the BlackRock Adaptive U.S. Equity 5% Index is new and has limited actual historical performance, any investment in the BlackRock Adaptive U.S. Equity 5% Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the BlackRock Adaptive U.S. Equity 5% Index prior to March 13, 2023 is hypothetical and back-tested, as the BlackRock Adaptive U.S. Equity 5% Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

￭The underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index developed the rules of the BlackRock Adaptive U.S. Equity 5% Index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the BlackRock Adaptive U.S. Equity 5% Index rules would have caused the BlackRock Adaptive U.S. Equity 5% Index to perform had it existed during the hypothetical back-tested period.

￭The hypothetical back-tested performance of the BlackRock Adaptive U.S. Equity 5% Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

￭It is impossible to predict whether the BlackRock Adaptive U.S. Equity 5% Index will rise or fall. The actual future performance of the BlackRock Adaptive U.S. Equity 5% Index may bear little relation to the historical or hypothetical back-tested levels of the BlackRock Adaptive U.S. Equity 5% Index.

oThe daily decrement of 0.50% per annum and the Interest Rate Reduction will adversely affect the performance of the BlackRock Adaptive U.S. Equity 5% Index in all cases, whether the BlackRock Adaptive U.S. Equity 5% Index appreciates or depreciates. The BlackRock Adaptive U.S. Equity 5% Index includes both a daily decrement of 0.50% per annum and a reduction of the Effective Federal Funds Rate, each of which is deducted daily from the level of the BlackRock Adaptive U.S. Equity 5% Index. The level of the BlackRock Adaptive U.S. Equity 5% Index may decline even if the BAUSE5X Index Constituents appreciate. The BlackRock Adaptive U.S. Equity 5% Index will therefore underperform an identical index without one or both of such daily deductions.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

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Step-Up Jump Notes with Auto-Callable Feature

Historical Information

BlackRock Adaptive U.S. Equity 5% Index Overview

Bloomberg Ticker Symbol: BAUSE5X

The BlackRock Adaptive U.S. Equity 5% Index is a rules-based index designed to offer variable exposure to the iShares® Core S&P 500 ETF and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “BAUSE5X Index Fixed Income ETF” and collectively, the “BAUSE5X Index Fixed Income ETFs”); and (ii) a cash component. The underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index is BlackRock Index Services, LLC, or any successor thereof. The BAUSE5X Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the iShares® Core S&P 500 ETF, the BAUSE5X Index Fixed Income ETFs and a cash component (the BAUSE5X Index Fixed Income ETFs and cash component together with the iShares® Core S&P 500 ETF, the “BAUSE5X Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the BAUSE5X Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the BAUSE5X Index portfolio. The BAUSE5X Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “BAUSE5X Index Fee”). The BAUSE5X Index targets 5% volatility by allocating its exposure to the BAUSE5X Index Constituents. The BAUSE5X Index tracks the daily return of the weighted BAUSE5X Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the BAUSE5X Index Fee. For additional information about the BlackRock Adaptive U.S. Equity 5% Index, see the information set forth under “BlackRock Adaptive U.S. Equity 5% Index” in the accompanying index supplement.

The inception date for the underlier was March 13, 2023. All information regarding the underlier prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to March 13, 2023. Such data must be considered illustrative only.

The closing level of the underlier on April 29, 2026 was 1,089.37. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to April 29, 2026

*The red vertical line indicates March 13, 2023, which is the date on which the underlier was established. All information regarding the underlier prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Step-Up Jump Notes with Auto-Callable Feature

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Some definitions:

All references to an underlying fund in the definitions of the following terms, as set forth under “Description of Notes—General Terms of Notes—Some Definitions” in the accompanying product supplement, shall be deemed to refer to any ETF constituting the underlying index when read in conjunction with this document:

•market disruption event

•relevant exchange

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Step-Up Jump Notes with Auto-Callable Feature

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a security is a rate of 4.9402% per annum per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of securities, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on a security) that will be deemed to have accrued with respect to a security during each calendar period.

Projected Payment Date(s)

Projected Payment(s) (per $1,000)

Accrued OID During Calendar Period (per $1,000)

Total Accrued OID (per $1,000)

June 30, 2026

$0.0000

$7.6848

$7.6848

December 30, 2026

$0.0000

$24.8908

$32.5756

June 30, 2027

$0.0000

$25.5056

$58.0812

December 30, 2027

$0.0000

$26.1357

$84.2169

June 30, 2028

$0.0000

$26.7812

$110.9981

December 30, 2028

$0.0000

$27.4428

$138.4409

June 30, 2029

$0.0000

$28.1206

$166.5615

December 30, 2029

$0.0000

$28.8152

$195.3767

June 30, 2030

$0.0000

$29.5270

$224.9037

December 30, 2030

$0.0000

$30.2563

$255.1600

June 30, 2031

$0.0000

$31.0037

$286.1637

December 30, 2031

$0.0000

$31.7695

$317.9332

June 30, 2032

$0.0000

$32.5543

$350.4875

December 30, 2032

$0.0000

$33.3584

$383.8459

May 4, 2033

$1,407.3938

$23.5479

$407.3938

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement),

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Step-Up Jump Notes with Auto-Callable Feature

please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the notes (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this

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Step-Up Jump Notes with Auto-Callable Feature

offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.